Exhibit 10.1

AMENDMENT TO CHANGE IN CONTROL SEVERANCE AGREEMENT

This Amendment to Change in Control Severance Agreement (this “Amendment”) is made effective as of February 15, 2011, by and between Tessera Technologies, Inc., a Delaware corporation (the “Company”), and ___________ (“Executive”).

WHEREAS, the Company and Executive are parties to that certain [Amended and Restated] Change in Control Severance Agreement dated as of April 3, 2009 (the “Existing Agreement”); and

WHEREAS, the Company and Executive desire to amend the Existing Agreement on the terms and conditions set forth herein.

The parties agree as follows:

1. Amendment to Definition of Good Reason. Clause (iii) of Section 1(d) of the Existing Agreement is hereby amended to read as follows:

“(iii) a material change in the geographic location at which Executive must perform his or her duties (and the Company and Executive acknowledge and agree that a change in the geographic location at which Executive must perform his or her duties by more than forty-five (45) miles shall constitute a material change for purposes of this Agreement); or”

2. Amendment to Definition of Stock Awards. The definition of “Stock Awards” set forth in Section 1(h) of the Existing Agreement is hereby amended to read as follows:

“(h) Stock Awards” means all stock options, restricted stock, restricted stock units and such other awards granted pursuant to the Company’s stock option and equity incentive award plans or agreements and any shares of stock issued upon exercise thereof, including, without limitation, any awards the vesting of which is tied to the achievement of performance objectives.”

3. Amendment to Section 2 of the Existing Agreement. Section 2 of the Existing Agreement is hereby amended to read as follows:

“2. Term.

(a) The initial term of this Agreement (the “Term”) shall continue until the earlier of (i) February 15, 2014, or (ii) the date on which all payments or benefits required to be made or provided hereunder have been made or provided in their entirety, except to the extent the Term is automatically extended pursuant to Section 2(b).

(b) Notwithstanding the provisions of Section 2(a), the Term shall automatically be extended in the event that the Term would otherwise expire during the period commencing upon the first public announcement of a definitive agreement that would result in a Change in Control (even though still subject to approval of the Company’s stockholders and other conditions and contingencies) and ending on the date that is eighteen (18) months following the occurrence of such Change in Control. Such extension shall be upon the terms and conditions of this Agreement as then in effect, provided that such extension of the Term of this Agreement shall expire upon the first to occur of the first public announcement of the termination of such definitive agreement or the date that is eighteen (18) months following the occurrence of such Change in Control.

(c) Notwithstanding the provisions of Sections 2(a) and (b), the obligation of the Company to make payments or provide benefits pursuant to this Agreement to which Executive has acquired a right in accordance with the applicable provisions of this Agreement prior to the expiration of the Term shall survive the termination of this Agreement until such payments and benefits have been provided in full.”

4. Miscellaneous. Except as amended by this Amendment, the Existing Agreement shall remain in full force and effect in accordance with the terms and conditions thereof. In the event of any conflict between the original terms of the Existing Agreement and this Amendment, the terms of this Amendment shall prevail. This Amendment will be governed by and construed in accordance with the laws of the United States and the State of California applicable to contracts made and to be performed wholly within such State, and without regard to the conflicts of laws principles thereof. This Amendment may be executed in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. For purposes of this Amendment and the Existing Agreement (other than Section 1(b) of the Existing Agreement), the “Company” shall mean the Company and its subsidiaries.

5. Consultation with Legal and Financial Advisors. By executing this Amendment, Executive acknowledges that this Amendment confers significant legal rights, and may also involve the waiver of rights under other agreements; that the Company has encouraged Executive to consult with Executive’s personal legal and financial advisors; and that Executive has had adequate time to consult with Executive’s advisors before executing this Amendment.

(Signature Page Follows)

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

TESSERA TECHNOLOGIES, INC.

Dated: , 2011	By:
Name: Henry R. Nothhaft Title: Chairman & CEO

EXECUTIVE

Dated: , 2011

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